Exhibit 99.1

For Immediate Release:

ASG Consolidated LLC

For further information contact:

Brad Bodenman or Amy Humphreys

Phone: 206.374.1515/fax: 206.374.1516

Email to: brad.bodenman@americanseafoods.com or amy.humphreys@americanseafoods.com

Seattle, WA – Tuesday, August 15, 2006 – ASG Consolidated LLC (“American Seafoods”) today announced its results for the six and three months ended June 30, 2006.

Six Months Ended June 30, 2006 Compared to the Six Months Ended June 30, 2005

For the six months ended June 30, 2006, net sales increased 5.8% to $291.5 million as compared to $275.6 million during the first six months of 2005. This increase in net sales was due primarily to higher sales volumes of pollock roe, yellowfin sole and Pacific whiting surimi products, and higher sales prices for pollock block and surimi, and scallop products. Offsetting these increases were lower sales prices for pollock roe product and lower sales volume of pollock surimi product.

Consolidated EBITDA (which pursuant to the American Seafoods Credit Agreement is calculated as earnings before net interest expense, income tax benefit or provision, depreciation, amortization, unrealized foreign exchange and other derivatives gains or losses, equity-based compensation, loss from debt repayment including redemption premium, the write-off of certain financing costs and goodwill and other non-cash charges or gains) increased 2.3% for the six months ended June 30, 2006 to $80.8 million as compared to $79.0 million during the first six months of 2005. The increase was primarily due to higher net sales, which were partially offset by higher fuel and freight costs and a $3.2 million increase in selling, general and administrative expenses, excluding non-cash, equity-based compensation, that was primarily associated with an increase in performance-related employee bonuses and other compensation expenses.

Net income decreased $34.6 million for the six months ended June 30, 2006 to $5.8 million as compared to $40.4 million for first six months of 2005 primarily due to the $17.8 million write-off of deferred financing costs and redemption premium associated with the redemption of the Company’s Senior Subordinated Notes in April 2006, a $21.2 million decrease in unrealized net gains on foreign exchange and other derivatives and an increase in selling, general and administrative expenses, including a $5.1 million increase in non-cash, equity-based compensation expense. These factors were partially offset by $7.2 million of lower interest expense and a $2.1 million increase in gross profit for the period.

There was a slight decrease in pollock production volume for the six months ended June 30, 2006 as compared to the first six months of 2005, primarily due to the timing of the Company’s B season catch.

Three Months Ended June 30, 2006 Compared to the Three Months Ended June 30, 2005

For the quarter ended June 30, 2006, net sales increased 38.0% to $170.0 million as compared to $123.2 million during the second quarter of 2005. The increase in net sales in the second quarter of 2006 as compared to 2005 was due mainly to higher sales volumes of pollock roe and yellowfin sole products and higher sales volume and prices for pollock block product. The higher sales volume of pollock roe product in the second quarter of 2006 was largely the result of sales timing differences that caused revenue for a significant amount of pollock roe product to be recognized in the month of April rather than in the first quarter of 2006.

Consolidated EBITDA increased 59.6% for the quarter ended June 30, 2006 to $49.7 million as compared to $31.2 million during the second quarter of 2005. The increase was primarily due to higher net sales, which were, partially offset by higher fuel and freight costs and a $2.6 million increase in selling, general and administrative expenses, excluding non-cash, equity-based compensation, that was primarily associated with an increase in performance-related employee bonuses and other compensation.

Net income decreased $6.4 million for the quarter ended June 30, 2006 to $4.2 million as compared to $10.6 million for second quarter of 2005 primarily due to the $17.8 million write-off of deferred financing costs and the redemption premium associated with the redemption of the Company’s Senior Subordinated Notes, a $10.1 million decrease in unrealized net gains on foreign exchange and other derivatives and the increase in selling, general and administrative expenses. These factors were partially offset by a $23.7 million increase in gross profit and $3.7 million lower interest expense for the period.

Quarterly Conference Call Information:

American Seafoods will host its conference call in conjunction with the release of its second quarter financial results live on Tuesday, August 22nd at 11:00 am PT (2:00 pm ET). In order to participate, call (800) 946-0716 or (719) 457-2644 and enter access code 4332899. The call is expected to start no later than 11:15 am PT. There will also be a replay of the conference call available for 30 days by dialing (888) 203-1112 or (719) 457-0820 and entering access code 4332899.

About American Seafoods

American Seafoods is a leader in the harvesting, processing, preparation and supply of quality seafood. Harvesting a variety of fish species, the Company processes seafood into an array of finished products, both on board its state-of-the-art fleet of vessels and at its HACCP-approved production facilities located in both Massachusetts and Alabama. The Company produces a diverse range of fillet, surimi, roe and block product offerings, made from Alaska pollock, Pacific whiting, Pacific cod, sea scallops, and U.S. farm raised catfish. Finished products are sold worldwide through an extensive global distribution and customer support network. From the ocean to the plate, American Seafoods has established a global sourcing, selling, marketing and distribution network bringing quality seafood to consumers worldwide. For more information, please visit us at www.americanseafoods.com.

This press release contains forward-looking statements. The words “will,” “believes,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans,” or similar expressions are intended to identify forward-looking statements. All statements in this press release other than statements of historical fact, including statements which address our strategy, future operations, future financial position, estimated sales, projected costs, prospects, plans and objectives of management and events or developments that the Company expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside of the Company’s control and could cause actual results to differ materially from such statements.

ASG Consolidated LLC

Financial Highlights

(Unaudited, dollars in thousands)

	For the Six Months Ended June 30,		Change
	2005	2006
Statement of Operations Data:
Net sales	$275,559	$291,530	5.8%
Cost of sales, including depreciation and amortization expense of $22,120 and $21,558, respectively	190,132	200,465
Shipping & handling	17,104	20,633

Total cost of sales	207,236	221,098

Gross profit	68,323	70,432	3.1%
Gross margin	24.8%	24.2%
Selling, general and administrative expenses	19,543	27,909
Depreciation and amortization (1)	1,596	1,598

Operating income	47,184	40,925	-13.3%
Interest expense, net	(28,597)	(21,435)
Foreign exchange gains, net	13,777	3,359
Other derivatives gains, net	8,585	826
Write-off of deferred financing costs and redemption premiums	—	(17,754)
Other expense, net	(533)	(133)

Net income	$40,416	$5,788	-85.7%

Consolidated EBITDA calculations:
Net income	$40,416	$5,788
Interest expense, net	28,597	21,435
Income tax provision	17	6
Depreciation and amortization	23,716	23,156
Unrealized losses (gains) on derivatives, net	(14,902)	6,317
Equity-based compensation expense	1,156	6,284
Write-off of deferred financing costs and redemption premiums	—	17,754
Other	11	74

Consolidated EBITDA (2)	$79,011	$80,814	2.3%

Consolidated EBITDA margin	28.7%	27.7%
Other Data:
Capital expenditures	$11,132	$8,499
Pollock production (metric tons)	45,280	44,886
Pollock sales (metric tons)	44,631	43,040
Reconciliation of Consolidated EBITDA to cash flow from operating activities (2):
Cash flows from operating activities	$56,566	$32,556
Interest expense, net	28,597	21,435
Net change in operating assets and liabilities	3,611	21,216
Amortization of deferred financing costs in interest expense	(2,956)	(1,031)
Amortization of debt discounts	(7,282)	(8,144)
Unrealized losses on derivatives included in interest expense	135	5,545
Write-off of deferred financing costs and redemption premiums	—	8,860
Other	340	377

Consolidated EBITDA	$79,011	$80,814

(1)    Amortization of intangibles and depreciation of other assets.

(2)    Consolidated EBITDA is not a measure of operating income, operating performance or liquidity under U.S. generally accepted accounting principles. We include Consolidated EBITDA because we understand it is used by some investors to determine a company's historical ability to service indebtedness and fund ongoing capital expenditures, and because certain covenant measures in our note indenture and credit agreement are based upon Consolidated EBITDA. In addition, it should be noted that companies calculate Consolidated EBITDA differently and, therefore, Consolidated EBITDA presented by us may not be comparable to Consolidated EBITDA as reported by other companies.

	December 31, 2005	June 30, 2006
Selected Balance Sheet Data:
Cash and cash equivalents	$8,015	$2,860
Accounts receivable, trade	37,758	35,751
Inventories	55,440	73,352
Property, vessels and equipment, net	171,479	157,775
Cooperative rights, other intangibles and goodwill, net	125,187	122,629
Total assets	471,203	479,520
Total debt	595,877	578,746

ASG Consolidated LLC

Financial Highlights

(Unaudited, dollars in thousands)

	For the Quarter Ended June 30,		Change
	2005	2006
Statement of Operations Data:
Net sales	$123,230	$169,779	37.8%
Cost of sales, including depreciation and amortization expense of $12,871 and $13,975, respectively	94,912	112,899
Shipping & handling	8,580	13,401

Total cost of sales	103,492	126,300

Gross profit	19,738	43,479	120.3%
Gross margin	16.0%	25.6%
Selling, general and administrative expenses	9,340	11,528
Depreciation and amortization (1)	765	821

Operating income	9,633	31,130	223.2%
Interest expense, net	(14,158)	(10,488)
Foreign exchange gains, net	12,907	1,676
Other derivatives gains (losses), net	2,425	(551)
Write-off of deferred financing costs and redemption premiums	—	(17,754)
Other income (expense), net	(202)	159

Net income	$10,605	$4,172

Consolidated EBITDA calculations:
Net income	$10,605	$4,172
Interest expense, net	14,158	10,488
Income tax provision	10	12
Depreciation and amortization	13,636	14,796
Unrealized gains (losses) on derivatives, net	(7,672)	2,456
Equity-based compensation expense	422	49
Write-off of deferred financing costs and redemption premiums	—	17,754
Other	11	8

Consolidated EBITDA (2)	$31,170	$49,735	59.6%

Consolidated EBITDA margin	25.3%	29.3%
Other Data :
Capital expenditures	$4,401	$3,089
Pollock production (metric tons)	7,502	4,596
Pollock sales (metric tons)	22,873	28,537
Reconciliation of Consolidated EBITDA to cash flow from operating activities (2):
Cash flows from operating activities	$32,446	$39,926
Interest expense, net	14,158	10,488
Net change in operating assets and liabilities	(11,364)	(7,896)
Amortization of deferred financing costs in interest expense	(1,469)	(315)
Amortization of debt discounts	(3,730)	(4,171)
Unrealized losses on derivatives included in interest expense	62	2,407
Write-off of deferred financing costs and redemption premiums	—	8,860
Other	1,067	436

Consolidated EBITDA	$31,170	$49,735

(1)	Amortization of intangibles and depreciation of other assets.

(2)	Consolidated EBITDA is not a measure of operating income, operating performance or liquidity under U.S. generally accepted accounting principles. We include Consolidated EBITDA because we understand it is used by some investors to determine a company's historical ability to service indebtedness and fund ongoing capital expenditures, and because certain covenant measures in our note indenture and credit agreement are based upon Consolidated EBITDA. In addition, it should be noted that companies calculate Consolidated EBITDA differently and, therefore, Consolidated EBITDA presented by us may not be comparable to Consolidated EBITDA as reported by other companies.